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Pricing Supplement No. 13                       Filing under Rule 424(b)(3)
Dated August 6, 1998                            Registration File No. 333-12179
(To Prospectus dated September 30, 1996 and     and No. 33-57659
Prospectus Supplement dated August 7, 1998)

                                 $200,000,000

                          WEINGARTEN REALTY INVESTORS

                          MEDIUM-TERM NOTES, SERIES A

Principal amount: $25,000,000                   Floating Rate Notes: N/A
Interest Rate (if fixed rate): 6.46%            Interest rate basis: N/A
Stated Maturity: August 11, 2028                Paper Rate
Specified Currency: U.S. $                             Prime Rate
Applicable Exchange Rate (if any):                     LIBOR
     U.S.  $1.00=N/A                                   Treasury Rate
Issue price (as a percentage of                        CD Rate
     principal amount): 100%                           Federal Funds Rate
Selling Agent's commission (%): 0.60%                  Other
Purchasing Agent's discount                     Index Maturity: N/A
     or commission (%): N/A                     Spread: N/A
Net proceeds to the Company (%): 99.40%         Spread Multiplier: N/A
Settlement date (original                       Maximum Rate: N/A
     issue date): August 11, 1998               Minimum Rate: N/A
Redemption Commencement                         Initial Interest Rate: N/A
     Date (if any): N/A                         Interest Reset Date(s): N/A
Interest Determination Date(s): N/A             Optional Repayment Date:
Calculation Date(s): N/A                              February 10, 2006 @ 100
Interest Payment Date(s): 3/15, 9/15                  August 11, 2008 @ 100
Regular Record Date(s): 3/1/, 9/1                     August 11, 2010 @ 100
Cusip #948 74R BD 7                                   August 11, 2018 @ 100

     Redemption prices (if any): The Redemption Price shall initially be N/A% of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional terms: N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $163,500,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                                 GOLDMAN SACHS